Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Vice President and Treasurer
irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES AGREEMENT
TO SELL ITS INTERESTS IN LODI GAS STORAGE, L.L.C.

HOUSTON, July 29, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has signed a purchase and sale agreement to sell all of the outstanding limited liability company interests in Lodi Gas Storage, L.L.C. (“Lodi”) to Brookfield Infrastructure and its institutional partners (“Brookfield”) for $105 million.  Lodi owns a natural gas storage facility in Northern California.  The transaction is expected to close in the fourth quarter of 2014 or the first quarter of 2015, subject to approval by the California Public Utilities Commission, as well as customary and other closing conditions.

Deutsche Bank Securities Inc. acted as the exclusive financial advisor to Buckeye in connection with the transaction.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistics solutions, primarily consisting of the transportation, storage and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels.  In addition to its pipelines and inland terminals, Buckeye owns an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xi) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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